Exhibit 10.08

AMENDED AND RESTATED TRANSPORTATION SERVICES SCHEDULE
(Three Rivers Crude System)

This Amended and Restated Transportation Services Schedule (this “Schedule”) is entered into the 8th day of October, 2014 (the “Amendment Effective Date”) by and between VALERO PARTNERS OPERATING CO. LLC, a Delaware limited liability company (“Carrier”), and VALERO MARKETING AND SUPPLY COMPANY, a Delaware corporation (“Shipper”) for the purpose of amending and restating, in its entirety, the terms and conditions set out in the Transportation Services Schedule (the “Original Schedule”) dated effective on the 1st day of July, 2014 (the “Effective Date”) and entered into pursuant to the Master Transportation Services Agreement (“Agreement”) between Carrier and Shipper dated December 16, 2013. The Original Schedule as modified and restated by this Amended and Restated Transportation Services Schedule is herein referred to as the “Schedule”. Except as set forth herein, the terms and conditions of the Agreement are incorporated by reference into this Schedule. Unless otherwise defined in this Schedule, the defined terms in this Schedule will have the same meaning used in the Agreement.

1.Term. This Schedule shall have a primary term commencing on the Effective Date and ending 10 years from the Effective Date (the “Initial Term”), and may be renewed by Shipper, at Shipper’s sole option, for one successive 5 year renewal term (a “Renewal Term”), upon at least 180 Days’ written Notice from Shipper to Carrier prior to the end of the Initial Term. The Initial Term and Renewal Term, if any, shall be referred to in this Schedule as the “Term”.

2.Pipeline. The pipeline (the “Pipeline”) and related facilities (such facilities, together with the Pipeline, the “Pipeline System”) covered by this Schedule is the 12” nominal diameter pipeline, that is approximately 0.61 miles in length and originates at (i) the inlet flange of Carrier’s crude oil unloading station, and (ii) the inlet flange of connections to the Arrowhead Gathering Company LP pipeline, the Eagle Ford Pipeline LLC pipeline, and any other future connections (the “Origin Points”) and terminates at the outlet flange of Carrier’s meter skid located within the fence line of the Refinery (as defined below) (the “Delivery Point”).

3.Additional Pipelines. Carrier intends to construct two additional pipelines (each an “Additional Pipeline” and together the “Additional Pipelines”), which upon completion will also be capable of delivering Product from the Origin Points to the Refinery. The Additional Pipelines shall be designed, engineered and constructed and equipped (i) in a good and workmanlike manner, (ii) in compliance with all applicable Laws, and (iii) in accordance with generally accepted industry standards for crude oil pipelines. Once completed, the Additional Pipelines will have a design capacity for crude oil (including the Product) of not less than approximately 100,000 barrels of Product per Day, a portion of which such capacity shall be made available to Shipper pursuant to the terms hereof. Carrier will provide Shipper with written notice of the intended Commencement Date for each Additional Pipeline at least fourteen (14) Business Days prior to the intended Commencement Date. Carrier will provide Customer with written confirmation of the actual Commencement Date if different from the intended Commencement Date. For purposes of this Agreement, the term “Commencement Date” for each Additional Pipeline shall mean the first day following the date all of the following conditions have been satisfied: (a) Carrier has completed all necessary construction and testing of the Additional Pipeline; (b) Carrier shall have received all approvals, certificates, permits and authorizations from all Governmental Entities necessary to operate the Additional Pipeline; (c) Carrier shall have acquired all necessary easements for the Additional Pipeline, and (d) the Additional Pipeline is ready to commence commercial service with respect to the transportation of crude oil from the Carrier’s crude oil unloading station to the Refinery. Upon the Commencement Date of each Additional Pipeline, such Additional Pipeline shall become a part of the Pipeline System and subject to the terms and conditions of the Agreement and this Schedule without any further action by the Parties. The Parties agree to execute any amendments or supplements to this Schedule if necessary to incorporate the Additional Pipelines herein.

4.Refinery. The refinery that is supported by the Pipeline is Shipper’s Affiliate’s Three Rivers Refinery in Three Rivers, Live Oak County, Texas (the “Refinery”).

5.Product. The product to be transported and shipped on the Pipeline System under this Schedule (each, a “Product” and collectively, the “Products”) is crude petroleum.

6.Specifications. Shipper will ensure that all of its Products tendered at the Origin Point for transportation on the Pipeline System meet the applicable specifications for the Product as set forth on Exhibit A attached hereto and incorporated herein for all purposes, as the same may be amended, modified or supplemented from time to time (the “Specifications”), provided that (i) Carrier provides Shipper with at least seven (7) days’ prior notice of any such amendment, modification or supplement, and (ii) the Product specifications and properties comply with any specifications imposed by Law.

7.Transportation Rate. For transportation services on the Pipeline, Shipper agrees to pay Carrier (i) $0.279 per Barrel of Product transported from any of the Origin Points to the Delivery Point on the Pipeline up to 70,000 average Barrels per Day of Product so delivered during any Month (“Tier 1 Rate”), and (ii) $0.050 per Barrel of Product transported from any of the Origin Points to any of the Delivery Points on the Pipeline for volumes in excess of 70,000 average Barrels per Day of Product so delivered during such Month (the “Tier 2 Rate”), adjusted from time to time as provided in Section 10. The Tier 1 Rate and the Tier 2 Rate may be referred to collectively or individually as the “Transportation Rate”. For the avoidance of doubt, to the extent any Quarterly Deficiency Payment is applied to any Quarterly Surplus Volumes (such volumes being referred to as “Pre-Paid Volumes”), the Transportation Rate for such Pre-Paid Volumes shall be the Tier 1 Rate for the Calendar Quarter in which such Quarterly Deficiency Payment was made. For each Month within a Calendar Quarter, the Transportation Rates applied to volumes tendered for such Month shall be based on a quarter-to-date calculation of the Minimum Monthly Commitment, and the revenue billed for such Month shall be adjusted to reflect such quarter-to-date calculation. For purposes of this Section the term “Minimum Monthly Commitment” shall be 70,000 average Barrels per Day multiplied by the number of days in the applicable Month.

8.Transportation Rate Adjustment for Additional Pipelines. Beginning on the Commencement Date of the first of the two Additional Pipelines, the Tier 1 Rate, as may be adjusted pursuant to Section 10, shall be increased by the amount set forth on Exhibit B that corresponds to the “Final Capital Outlay” (as set forth on Exhibit B) for the construction and installation of the Additional Pipelines as of the Commencement Date of the first of the two Additional Pipelines with the “Final Capital Outlay” not to exceed $8,000,000. The Parties estimate that beginning on the Commencement Date of the first of the two Additional Pipelines, the Tier 1 Rate shall be increased by $0.032 per Barrel of Product which is based upon a “Final Capital Outlay” of between $6,300,000 and $6,540,000 for the Additional Pipelines. Other than the adjustment to the Tier 1 Rate as set forth in this Section 8, there shall be no additional or separate throughput charges for transportation services on the Additional Pipelines. Carrier agrees as part of its notice of the intended Commencement Date as set forth in Section 3 hereof, to provide Shipper with the actual amount of the total capital cost for the design, construction and installation of the Additional Pipelines for which will form the basis for the increase to the Tier 1 Rate.

9.Pipeline Throughput Commitment. During each Calendar Quarter pursuant to the terms and conditions of this Schedule and the Tariff, Shipper shall tender at any of the Origin Points an aggregate average of at least 70,000 Barrels per Day of Product for transportation on the Pipeline System, in approximately ratable quantities (such average, the “Minimum Quarterly Commitment”) to the Delivery Point and Carrier shall transport and ship or cause to be transported and shipped such Product on the Pipeline in accordance with the terms of this Schedule. Except as expressly provided in the Agreement for an Outage, a Carrier Force Majeure or a Shipper Force Majeure, if during any Calendar Quarter, Shipper fails to meet its Minimum Quarterly Commitment during such Calendar Quarter, then Shipper will pay Carrier a deficiency payment (each, a “Quarterly Deficiency Payment”) in an amount equal to the volume of the deficiency (the “Quarterly Deficiency Volume”) multiplied by the Transportation Rate in effect for the relevant Calendar Quarter. The dollar amount of any Quarterly Deficiency Payment paid by Shipper may be applied as a credit against any amounts incurred by Shipper and owed to Carrier with respect to volumes of Product tendered at any of the Origin Points in excess of the Shipper’s Minimum Quarterly Commitment (or, if this Schedule expires or is terminated, to volumes tendered to the Origin Points in excess of the applicable Minimum Quarterly Commitment in effect as of the date of such expiration or termination) (such excess volume during any Calendar Quarter is referred to in this Section as the “Quarterly Surplus Volume”) during any of the succeeding four Calendar Quarters, after which time any unused credits will expire. This Section 7 shall survive the expiration or termination of this Schedule, if necessary for the application of any Quarterly Deficiency Payment against any Quarterly Surplus Volume as set forth herein. Carrier shall provide transportation services to Shipper in excess of the Minimum Quarterly Commitment on an “as available” basis, and any use of such excess capacity shall be subject to the Transportation Rate in effect at the time of the tender.

10.Escalation. On July 1, 2015, and on July 1st of each year thereafter while this Schedule is in effect, Carrier may, in its discretion, adjust the Transportation Rate, which adjustment shall be effective as of July 1st of the year in which such election is made, in accordance with FERC’s indexing methodology. If FERC terminates its indexing methodology and does not adopt a new methodology, the Parties shall negotiate in good faith a methodology for adjusting the Transportation Rate under this Schedule.

11.Nominations and Scheduling. Shipper shall furnish to Carrier, by the 20th Day of each Month preceding the Month of delivery (except for the first Month of the Term, which shall be on or before the 5th day of that Month), a delivery schedule that includes the estimated quantity of Product that Shipper anticipates tendering for transportation on the Pipeline System during the following Month (“Nominated Deliveries”).

12.Special Termination by Shipper. If Shipper or any of its Affiliates determines to completely or partially suspend refining operations at the Refinery for a period of at least 12 consecutive Months, the Parties will negotiate in good faith to agree upon a reduction of the Minimum Quarterly Commitment to reflect such suspension of operations. If the Parties are unable to agree to an appropriate reduction of the Minimum Quarterly Commitment, then after Shipper or such Affiliate has made a public announcement of such suspension, Shipper may provide written Notice to Carrier of its intent to terminate this Schedule and this Schedule will terminate 12 Months following the date such Notice is delivered to Carrier. In the event Shipper or such Affiliate publicly announces, prior to the expiration of such 12-Month period, its intent to resume operations at the Refinery, then such Notice shall be deemed revoked and this Schedule shall continue in full force and effect as if such Notice had never been delivered.

13.Effect of Shipper Restructuring. If Shipper or any of its Affiliates determines to restructure its respective supply, refining or sales operations at the Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Shipper’s performance of its obligations under this Schedule, then the Parties will negotiate in good faith an alternative arrangement that is no worse economically for Carrier than the economic benefits to be received by Carrier under this Schedule, which may include the substitution of new commitments of Shipper on other assets owned or to be acquired or constructed by Carrier.

14.Audit. Carrier will retain its books and records related to the capital costs and its pre-tax rate of return on the Additional Pipelines for a period of two (2) years from the Commencement Date. Shipper may audit such books and records at Carrier’s offices where such books and records are stored upon not less than ten (10) days prior written notice. Any such audit will be at Shipper’s expense and will take place during Pipeline Carrier’s business hours.

15.Contacts and Notices.
(a)For Carrier. The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Carrier shall be in writing and delivered as set forth in the Agreement:

Operational:    Sr Mgr Area Pipeline &Terminals
Tel: (361) 289-3226
Fax: (361) 299-3546

Invoice:         Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355

(b)For Shipper: The following contacts and their respective subject matter expertise are provided for convenience purposes only. All formal notices and communication required under this Schedule to Shipper shall be in writing and delivered as set forth in the Agreement:

Operational:    Len Rucinski, Sr Mgr Crude Supply and Trading
Tel: (210)-345-2381
Fax: (210)-370-5161

Invoice:         Troy Heard, Supervisor Accounting
Tel: (210) 345-3219
Fax: (210) 370-4355